Exhibit 10.4

IHEARTMEDIA, INC.

2021 LONG-TERM INCENTIVE AWARD PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

iHeartMedia, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Performance Restricted Stock Units (the “PSUs”) described in this Performance Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (as amended from time to time, the “Plan”) and the Performance Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Vesting Schedule attached as Exhibit B, each of which is incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice, the Agreement or Exhibit C hereto, have the meanings given to them in the Plan.

Participant:	[To be specified]

Grant Date:	[To be specified]

Target PSUs (total):	[100% of Total PSU Grant]

Target Relative TSR PSUs:	[50% of Total PSU Grant]

Target EBITDA PSUs:	[25% of Total PSU Grant]

Target DE&I PSUs:	[25% of Total PSU Grant]

Vesting Date / Expiration Date:	December 31, 2024

Vesting Schedule:	Subject to Sections 2.2 and 2.3 of the Agreement, the PSUs (inclusive of the Relative TSR PSUs, EBITDA PSUs, and DE&I PSUs) shall vest on the Vesting Date based on the achievement during the Performance Period of Relative TSR Performance, Adjusted EBITDA Goals and DE&I Goals (together, the “Performance Goals”), as described in Exhibit B hereto, subject to and conditioned upon Participant’s continued employment through such date.

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

IHEARTMEDIA, INC.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

EXHIBIT A

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Performance Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice, Exhibit B or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of PSUs and Dividend Equivalents.

(a) The Company has granted the PSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.

(b) The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) This award of PSUs and Dividend Equivalents is referred to collectively herein as the “Award”.

1.2 Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Defined Terms. For purposes of this Agreement, the following defined terms shall apply:

(a) “Assumed” means that an Assumption occurs with respect to the Award in connection with a Change in Control.

(b) “Change in Control” shall have the meaning ascribed to such term in the Plan, but shall not include a Change in Control that occurs solely pursuant to Section 11.6(d) of the Plan.

(c) “Death/Disability Termination” shall have the meaning ascribed to such term in the Employment Agreement.

(d) “EBITDA Performance Period” means the period beginning on January 1, 2022 and ending on the earlier of December 31, 2024 and the date of a consummation of a Change in Control.

(e) “Employment Agreement” shall mean that certain [Second] Amended and Restated Employment Agreement by and among Participant, the Company and iHeartMedia Management Services, Inc., dated March 28, 2022.

(f) “Performance Period” means, as applicable, either or both of the EBITDA Performance Period and the TSR and DE&I Performance Period.

(g) “Qualifying Termination” shall have the meaning ascribed to such term in the Employment Agreement.

(h) “Retirement Termination” shall mean the Participant’s termination of employment due to retirement on or following June 1, 2026; provided, however, that the Participant must provide at least 60 days’ written notice of his anticipated retirement.

(i) “TSR and DE&I Performance Period” means the period beginning on the Grant Date and ending on the earlier of December 31, 2024 and the date of a consummation of a Change in Control.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting. The PSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of a PSU that would otherwise be vested will be accumulated and will vest only when a whole PSU has accumulated. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.2 Change in Control.

(a) Subject to Section 2.3(a), if (i) a Change in Control occurs and (ii) Participant remains in continued Service until at least immediately prior to such Change in Control or, pursuant to Section 2.3(a), has experienced a Qualifying Termination prior to the consummation of such Change in Control, then, effective as of the date of such Change in Control:

(i) a number of PSUs will become Earned PSUs (the “Earned CIC PSUs”) as determined in accordance with Exhibit B); and

(ii) (x) to the extent the Award is Assumed in connection with such Change in Control, any such Earned CIC PSUs will convert into a time-vesting award that, following such Change in Control, will remain outstanding and eligible to vest on the Vesting Date, subject to Participant’s continued Service as an Employee through the Expiration Date; or (y) to the extent the Award is not Assumed in connection with such Change in Control and/or Participant experiences a Qualifying Termination prior to such Change in Control, 100% of any such Earned CIC PSUs will vest as of immediately prior to the consummation of such Change in Control.

(b) Notwithstanding anything to the contrary contained in Sections 8.2 and 8.3 of the Plan, if, following the application of Section 2.2(a) above, any PSUs have not become Earned CIC PSUs as of (or in connection with) the Change in Control, then any such PSUs automatically will be forfeited and terminated as of immediately prior to the consummation of such Change in Control without consideration therefor.

2.3 Termination of Service.

(a) If Participant experiences a Qualifying Termination prior to a Change in Control, then the PSUs shall remain outstanding and eligible to vest on the last day of the Performance Period as determined in accordance with Exhibit B or pursuant to Section 2.2(a). To the extent any PSUs have not become vested on or prior to the last day of the Performance Period, such PSUs automatically will be forfeited and terminated as of such date without consideration therefor.

(b) If Participant experiences a Retirement Termination on or following the first anniversary of the Grant Date or a Death/Disability Termination, then a number of PSUs equal to the Target PSUs shall vest as of Participant’s termination date, and any remaining PSUs will be forfeited and terminated as of such date without consideration therefor.

(c) If Participant experiences a Qualifying Termination on or following a Change in Control in which the Award was Assumed, then the Earned PSUs shall vest as of the termination date.

(d) The treatment set forth in this Section 2.3 is subject to and conditioned upon Participant’s (or Participant’s estate’s) timely execution, delivery and non-revocation of a general release of claims in the form prescribed by the Company (the “Release”). The Release shall be delivered to Participant (or Participant’s estate) within 60 business days following the termination date, and Participant (or Participant’s estate) shall have 21 days thereafter (or 45 days, if necessary to comply with Applicable Law) to execute and deliver the Release to the Company. The Company may update the Release attached hereto to the extent necessary to reflect changes in law.

(d) If Participant experiences a Termination of Service as an Employee for any reason not set forth above, all PSUs that have not become vested on or prior to the date of such Termination of Service (including any Earned PSUs), and any Dividend Equivalents (including any Dividend Equivalent Account balance) which relates to such PSUs, automatically will be forfeited and terminated as of the termination date without consideration therefor.

2.4 Settlement.

(a) The PSUs will be paid in Shares, and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash or Shares, to the extent vested, on or within 30 days following the earliest of (i) the Expiration Date; (ii) Participant’s death; (iii) Participant’s “disability” (within the meaning of Section 409A); or (iv) Participant’s “separation from service” (within the meaning of Section 409A) that occurs on or following a Change in Control. Notwithstanding anything to the contrary contained in the foregoing proviso, the exact payment date of any PSUs and Dividend Equivalents shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment).

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) Payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by Participant or the Administrator:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) In whole or in part by the Company withholding of Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations.

(b) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that (i) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (ii) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the PSUs under generally accepted accounting principles.

(c) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

3.3 Section 409A.

(a) General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.

(b) Non-qualified Deferred Compensation. Sections 10.6(b) and (c) of the Plan shall apply to the PSUs, the Dividend Equivalents and this Agreement. For purposes of Section 409A, each PSU (and the right to payment with respect to each PSU) is to be treated as a right to a separate payment. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the PSUs and the Shares subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. The Award and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the PSUs or Dividend Equivalents without the prior written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

Exhibit B

Vesting Schedule

The number of PSUs that vest as of the completion of the Performance Period shall be determined as set forth in this Exhibit B, and subject to the Participant’s continued status as an Employee through the end of the Performance Period, other than as set forth in Section 2.3 of the Agreement.

Relative TSR PSUs

The number of PSUs that are earned and vest based on the achievement of Relative TSR attained by the Company during the TSR and DE&I Performance Period (the “Relative TSR PSUs”) shall be determined by multiplying the number of Target Relative TSR PSUs by the Relative TSR Performance Vesting Percentage, as determined in accordance with the below table. In the event that the Company’s Relative TSR falls between the Threshold Level and the Target Level or between the Target Level and the Maximum Level, the Relative TSR Performance Vesting Percentage shall be determined using straight line linear interpolation between the applicable levels.

	Relative TSR Percentile		Relative TSR Performance Vesting Percentage
“Threshold Level”	[___	]%	50%
“Target Level”	[___	]%	100%
“Maximum Level”	[___	]%	150%

EBITDA PSUs

The number of PSUs that are earned and vest based on the achievement of Adjusted EBITDA performance attained by the Company during the EBITDA Performance Period (the “EBITDA PSUs”) shall be determined by multiplying the number of Target EBITDA PSUs by the applicable EBITDA Performance Vesting Percentage, as determined in accordance with the below table. In the event that the Company’s Adjusted EBITDA Performance Goal falls between the Threshold Level and the Target Level or between the Target Level and the Maximum Level, the EBITDA Performance Vesting Percentage shall be determined using straight line linear interpolation between the applicable levels.

	Adjusted EBITDA Goal ($ in millions)			Adjusted EBITDA Performance Vesting Percentage
“Threshold Level”	$	[___	]	50%
“Target Level”	$	[___	]	100%
“Maximum Level”	$	[___	]	150%

DE&I PSUs

The number of PSUs that are earned and vest based on the achievement of DE&I Metrics, described below, attained by the Company during the TSR and DE&I Performance Period (the “DE&I PSUs”) shall be eligible to vest, subject to the achievement of the DE&I Metrics, at “Threshold,” Target” or “Maximum” levels, resulting in a 50%, 100% or 150% vesting percentage of the Target DE&I PSUs, respectively, with linear interpolation between the three levels determined by multiplying the Target DE&I PSUs by the applicable DE&I Metrics Performance Vesting Percentage, as determined in accordance with the below table. The Committee may determine in its sole discretion whether, and the extent to which, any of the DE&I PSU Metrics have been achieved prior to the conclusion of the Performance Period.

	DE&I Metrics Aggregate Achievement		DE&I Metrics Performance Vesting Percentage
“Threshold Level”	[___	] ppt	50%
“Target Level”	[___	] ppt	100%
“Maximum Level”	[___	] ppt	150%

The DE&I Metrics will cover five discrete, equally weighted measures that will be evaluated independently, as set forth below. The DE&I Metrics Aggregate Achievement will be equal to the aggregate “points” achieved with respect to each measure, determined in accordance with the following table. The extent to which a performance measure has been achieved shall be determined by the Administrator in its sole discretion:

[___]

Change in Control

If a Change in Control occurs, then a number of PSUs shall become “Earned PSUs” based upon the Company’s Relative TSR performance, Adjusted EBITDA performance and achievement of DE&I Metrics as of the Change in Control, as follows:

(1) The number of Relative TSR PSUs that become Earned PSUs shall be determined in accordance with the table above (under “Relative TSR PSUs”), based on the Company’s Relative TSR Performance attained during the TSR and DE&I Performance Period.

(2) The number of EBITDA PSUs that become Earned PSUs shall be equal to the greater of (i) the Target EBITDA PSUs and (ii) the number of EBITDA PSUs that are earned based on the Company’s achievement of Adjusted EBITDA during the EBITDA Performance Period, as determined in accordance with the table above (under “EBITDA PSUs”).

(3) The number of DE&I PSUs that become Earned PSUs shall be equal to the greater of (i) the Target DE&I PSUs and (ii) the number of DE&I PSUs that are earned based on the Company’s achievement of DE&I Metrics during the TSR and DE&I Performance Period.

Exhibit C

Certain Defined Terms

Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a)

“Adjusted EBITDA” means consolidated operating income (loss) adjusted to exclude restructuring expenses included within Direct operating expenses and Selling, General and Administrative expenses, and share-based compensation expenses included with Selling, General and Administrative expenses, as well as the net value of following line items presented in the Company’s Statements of Operations: Depreciation and amortization, Impairment charges and Other operating income (expense), net.

(b)	“Aggregate Dividend” means the aggregate per share dividends that have an ex-dividend date during the Performance Period.

(c)	“Beginning Price” means, with respect to the Company and any Peer Group Company, the Share Value as of the day immediately prior to the first day of the Performance Period.

(d)	“Ending Price” means the Share Value as of the last day of the Performance Period.

(e)

“Peer Group Companies” means only those entities that are set forth on Exhibit D attached hereto (collectively, the “Peer Group”); provided, however, that if a Peer Group Company is acquired or otherwise ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market at any point during the Performance Period, such Peer Group Company will be removed from the Peer Group. Notwithstanding the foregoing, any Peer Group Companies that experience bankruptcy or become insolvent during the Performance Period will remain a part of the Peer Group and be counted as (100%) for purposes of the Relative TSR determination.

(f)	“Relative TSR” means, with respect to the Performance Period, the Company’s TSR, as a percentile with respect to the range of TSRs of each of the Peer Group Companies.

(g)

“Share Value,” as of any given date, means the twenty (20) consecutive trading-day trailing average market closing price ending on and including such date; provided, however, that if the Performance Period ends upon the consummation of a Change in Control, Share Value with respect to the Company shall mean the price per Share paid by the acquiror in the Change in Control transaction or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator (in connection with valuing any shares that are not publicly traded), Share Value shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs.

(h)

“TSR” means, with respect to the Company and any Peer Group Company, the quotient (expressed as a percentage) obtained by dividing (i) the sum of (A) the difference obtained by subtracting the Beginning Price from the Ending Price plus (B) the Aggregate Dividend (assuming reinvestment in the Common Stock of all dividends comprising the Aggregate Dividend as of the ex-dividend date) by (ii) the Beginning Price.

Exhibit D

Peer Group Companies

S&P U.S. BMI Media & Entertainment Index Constituents

Activision Blizzard, Inc.	Gaia, Inc.	Roblox Corporation
Advantage Solutions Inc.	Gannett Co., Inc.	Roku, Inc.
Alphabet Inc.	Gray Television, Inc.	Saga Communications, Inc.
Altice USA, Inc.	Hemisphere Media Group, Inc.	Scholastic Corporation
AMC Entertainment Holdings, Inc.	IAC/InterActiveCorp	SciPlay Corporation
AMC Networks Inc.	Integral Ad Science Holding Corp.	Sinclair Broadcast Group, Inc.
Angi Inc.	IZEA Worldwide, Inc.	Sirius XM Holdings Inc.
Audacy, Inc.	John Wiley & Sons, Inc.	Skillz Inc.
Boston Omaha Corporation	Lee Enterprises, Incorporated	Snap Inc.
Bumble Inc.	Liberty Broadband Corporation	Stagwell Inc.
Cable One, Inc.	Liberty TripAdvisor Holdings, Inc.	Take-Two Interactive Software, Inc.
Cardlytics, Inc.	Lions Gate Entertainment Corp.	TechTarget, Inc.
CarGurus, Inc.	Live Nation Entertainment, Inc.	TEGNA Inc.
Cars.com Inc.	LiveOne, Inc.	The E.W. Scripps Company
Charter Communications, Inc.	Loyalty Ventures Inc.	The Interpublic Group of Companies, Inc.
Chicken Soup for the Soul Entertainment, Inc.	Madison Square Garden Entertainment Corp.	The Liberty Braves Group
Cinedigm Corp.	Madison Square Garden Sports Corp.	The Liberty SiriusXM Group
Cinemark Holdings, Inc.	Magnite, Inc.	The Marcus Corporation
Clear Channel Outdoor Holdings, Inc.	Match Group, Inc.	The New York Times Company
Comcast Corporation	MediaAlpha, Inc.	The Walt Disney Company
comScore, Inc.	Meta Platforms, Inc.	Thryv Holdings, Inc.
Cumulus Media Inc.	National CineMedia, Inc.	Townsquare Media, Inc.
CuriosityStream Inc.	NerdWallet, Inc.	Tripadvisor, Inc.
Daily Journal Corporation	Netflix, Inc.	TrueCar, Inc.
DHI Group, Inc.	News Corporation	Twitter, Inc.
Warner Bros. Discovery, Inc.	Nexstar Media Group, Inc.	Vimeo, Inc.
DISH Network Corporation	Nextdoor Holdings, Inc.	Warner Music Group Corp.
Electronic Arts Inc.	Omnicom Group Inc.	WideOpenWest, Inc.
Endeavor Group Holdings, Inc.	Outbrain Inc.	World Wrestling Entertainment, Inc.
Entravision Communications Corporation	Paramount Global	Yelp Inc.
Eventbrite, Inc.	Pinterest, Inc.	Zedge, Inc.
EverQuote, Inc.	PLAYSTUDIOS, Inc.	Ziff Davis, Inc.
Fluent, Inc.	Playtika Holding Corp.	ZipRecruiter, Inc.
Formula One Group	PubMatic, Inc.	ZoomInfo Technologies Inc.
Fox Corporation	QuinStreet, Inc.	Zynga Inc.
fuboTV Inc.	Reservoir Media, Inc.